Exhibit (a)(1)(H)


MEMORANDUM
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DATE:               March 19, 2004

TO:                 All Toro Employees

FROM:               Kendrick B. Melrose

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SUBJECT:           TENDER OFFER FOR TORO STOCK

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By now most of you have read the announcement that the Company is conducting a
Dutch Auction Self Tender Offer to purchase up to 2,500,000 shares of Toro stock for a price that Toro will determine between $56.50 and $60.00 per share. All shares that Toro purchases under the Tender Offer will be purchased at the same price. As a stockholder and as a participant in a Toro retirement plan which owns Toro stock, you will be receiving in the mail a number of legal documents in connection with the Tender Offer including:

                  o the formal Offer to Purchase
                  o a Letter of Transmittal for stockholders of record to use to tender shares to the depository, Wells Fargo Bank
                  o a Form of Notice of Guaranteed Delivery to be used by some stockholders
                  o a cover letter from me addressed to our stockholders
                  o a letter to participants in Toro retirement plans
                  o an election form for retirement plan participants
                  o questions and answers about the Tender Offer for retirement plan participants

Depending on whether you are a stockholder directly or only through the retirement plans, you will receive some or all of the above documents. You may receive multiple copies of materials, depending on how you are listed on our stock transfer agent's records. Keep in mind, you are not receiving these documents because you are a Toro employee but, rather, because you are a stockholder.

Toro's Board of Directors authorized this tender offer as a prudent use of financial resources given Toro's business, assets and current stock price, and as an efficient means to provide value to stockholders. The offer represents an opportunity for Toro to return cash to stockholders who elect to tender their shares while at the same time increasing non-tendering stockholders' proportional interest in Toro. Board members and the executive officers have indicated they will not tender any shares during the Auction and I will not be tendering my shares either.


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Employee stock ownership is a key link in your relationship with The Toro
Company and provides you with an opportunity to reap potential long-term rewards from you efforts. However, the Tender Offer is an opportunity for all stockholders to tender their shares - including employees who own stock directly or indirectly through their retirement plans. Toro has amended the terms of the retirement plans to permit (during the period of the tender offer) participants to direct the tender of any Toro stock held in their retirement account, whether or not vested or otherwise restricted. We make no recommendations to you as to whether you should tender or not tender your shares. It is your right and responsibility to make the decision that is most appropriate for you.

If you have any questions about the Tender Offer or the documents that arrive in the mail, you may contact Tom Larson, Assistant Treasurer at (952) 887-8449.

                                 * * *

This memorandum is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of The Toro Company. The tender offer is being made only pursuant to the offer to purchase and related materials that Toro has distributed to its stockholders. Stockholders should read the offer to purchase and the related materials carefully because they contain important information. Stockholders are able to obtain a free copy of the Tender Offer Statement on Schedule TO, the offer to purchase and other docuemnts that Toro has filed with the Securities Exchange Commission at the Commission's website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from Morrow & Co., Inc., the information agent for the tender offer, toll free at (800) 607-0088.